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                                                                    EXHIBIT 4.04

                  Terms of Registration Rights Granted to the
                      Crossbox, Ltd. Selling Shareholders


8.3 Registration Rights. If, at any time after completion of the transaction contemplated hereby, the Purchaser shall file a registration statement with the Securities and Exchange Commission which in form is suitable for inclusion of shares owned by the Private Placement Participants, then the Purchaser shall notify each Private Placement Participant. Subject to underwriting arrangements (if any) each Private Placement Participant may include up to 30% of his or her Consideration Shares in such registration statement by completing and signing the Purchaser's notification form and returning it within ten days of the date of the notice. If the Purchaser has not filed such a registration statement by 15th October 1998 and afforded the Private Placement Participants the opportunity to have such Consideration Shares included thereon, then the Purchaser shall file by such date (or, if there exist on or about such date circumstances which would entitle the Purchaser to issue a suspension notice after effectiveness as described below, as soon as practicable after such circumstances cease to exist provided the Purchaser notifies the Private Placement Participant of the delay and provided further that such delay in filing shall not extend beyond 15th December 1998) a registration statement on Form S-3 with respect to 30% of the shares received by each Private Placement Participant (less any included in any prior registration) and thereafter use its reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission and to remain effective until 31st May 1999. Quintiles shall provide each of the Private Placement Participants a reasonable supply of prospectuses included in any registration statement covering Consideration Shares pursuant to this Section. All expenses in connection with any registration pursuant to this clause shall be borne by the Purchaser, except that all selling discounts and commissions. if any, and stock transfer taxes, if any, and all fees and disbursements of counsel, if any, for the Private Placement Participants shall be borne by the Private Placement Participants. Except in the circumstances described above the Purchaser may delay or suspend any such registration statement by notice to the Private Placement Participants of the existence of any state of facts or the happening of any event (including without limitation pending negotiations relating to, or the consummation of, a transaction, or the occurrence of any event which in the opinion of the Purchaser might require additional disclosure of material, non-public information by the Purchaser in the registration statement as to which the Purchaser believes it has a bona fide business purpose for preserving confidentiality or which renders the Purchaser practically unable to comply with the published rules and regulations of the Securities and Exchange Commission as in effect at any relevant time); provided, however, that the Purchaser shall not issue such a suspension notice for any period during which the Purchaser's executive officers are not similarly restrained from disposing of the shares in the Purchaser's Common Stock. Upon receipt of any suspension notice, Private Placement Participants will discontinue disposition of any shares pursuant to the registration statement until the suspension is lifted. The registration rights contained herein are not transferable.